Exhibit 4.14

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of May 1, 2021 (the “Effective Date”), is entered into among David Pleitner (“David”), Allan Pleitner (“Allan”), and Canopy Management, LLC, a Michigan limited liability company or its assignee (“Buyer”). David and Allan are each referred to in this Agreement as a “Seller” and, collectively, as the “Sellers”. David, Allan, the Company (as defined below), and Buyer are each referred to in this Agreement as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Sellers (i) are all of the members of Golden Harvests, LLC, a Michigan limited liability company (the “Company”), and (ii) own 100% of the outstanding membership interests of the Company (the “Membership Interests”). The Membership Interests constitute all of the issued and outstanding equity securities of the Company.

B. Pursuant to an Option to Purchase Controlling Interest dated and effective February 4, 2021 (the “Option Agreement”), Sellers have granted Buyer an option to purchase 60% of the Membership Interests (the “Controlling Interest”).

C. Pursuant to this Agreement, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Controlling Interest, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.03), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Controlling Interest, free and clear of any mortgage, pledge, lien, charge, security interest, community property interest, claim, or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02. For purposes of this Agreement, all of Sellers’ right, title, and interest in and to the Controlling Interest shall include, but is not limited to: (a) that portion of Sellers’ capital account in the Company; (b) that portion of Sellers’ right to share in the profits and losses of the Company; (c) that portion of Sellers’ right to receive distributions from the Company; and (d) the exercise of all member rights, including the voting rights attributable to the Controlling Interest. For the avoidance of doubt, Buyer is purchasing all of Allan’s Membership interests and such portion of David’s Membership Interest so that Buyer acquires the Controlling Interest.

Section 1.02. Purchase Price. The aggregate purchase price for the Controlling Interest (the “Purchase Price”) shall be the cash and the shares of common stock of Grown Rogue International, Inc. (“GRIN”) set forth in Section 4 of the Option Agreement. The Purchase Price has been paid or issued, as applicable (or, to the extent not paid or issued as of the Closing, will be paid or issued, as applicable) pursuant to Section 4(b)(ii) of the Option Agreement. If any Installment Payment has not been paid or any Installment Shares have not been issued as of the Closing, then such payment(s) will be made and shares will be issued in the amounts and at the times set forth in Section 4 of the Option Agreement. The Parties acknowledge and agree that (a) the balance of the Purchase Price to be paid upon the Closing is (i) $200,000 in cash and (ii) 200,000 shares of the common stock of GRIN and (b) all other cash and shares of common stock of GRIN comprising the Purchase Price have been paid or issued (as applicable) as of the Effective Date.

Section 1.03. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the Effective Date at the offices of Tonkon Torp LLP, 888 SW Fifth Ave., 16th Floor, Portland, OR 97204, or such other place or manner as the Parties may mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. (P.S.T.) on the Effective Date.

Section 1.04. Transfer Taxes. Sellers shall pay, and shall reimburse Buyer for, any sales, use, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

Section 1.05. Withholding Taxes. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article II are true and correct as of the Closing. For purposes of this Article II, “Sellers’ knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of the Sellers and the manager(s) or officer(s) of the Company, after due inquiry. The term “Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution, closing, and delivery of this Agreement.

Section 2.01. Capacity and Authority of Seller; Enforceability. Each Seller has full capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms.

Section 2.02. Organization, Authority, and Qualification of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Michigan. The Company has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 2.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 2.03. No Conflicts; Consents. The execution, delivery, and performance by Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Governing Documents of the Company (as defined below); (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to either Seller or the Company; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under any contract or other instrument to which Seller or the Company is a party; (d) result in any violation of, conflict with, or constitute a default under the Company’s Governing Documents, including the Articles of Organization of the Company filed with the Michigan Secretary of State on December 26, 2017 (as amended or restated, the “Articles”) and the Operating Agreement of the Company dated May 19, 2018 (as amended or restated, the “Company Agreement”); or (e) result in the creation or imposition of any Encumbrance on the Membership Interests. Except as disclosed in Section 2.03 of the Disclosure Schedules, no consent, approval, waiver, or authorization is required to be obtained by Sellers or the Company from any Person in connection with the execution, delivery, and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Agreement: (i) the term “Governing Documents” means, with respect to an entity, the entity’s articles of incorporation, articles of organization, certificate of incorporation, certificate of formation, charter, bylaws, operating agreement, company agreement, or other certificates, instruments, documents, or agreements adopted to govern the formation or internal affairs of the entity, as applicable, including any and all amendments or restatements to such documents; and (ii) the term “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

Section 2.04. Legal Proceedings. Except as set forth on Section 2.04 of the Disclosure Schedule, there is no claim, action, suit, proceeding, or governmental investigation (collectively, “Action”) of any nature pending or, to Sellers’ knowledge, threatened: (a) against or by Sellers relating to or affecting the Membership Interests; or (b) against or by Sellers or the Company that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Except as set forth on Section 2.04 of the Disclosure Schedule, there is no Action against any current or, to Sellers’ knowledge, former member, manager, or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.05. Financial Statements. True, correct, and complete copies of the unaudited balance sheet and statements of operations, members’ equity, and cash flows of the Company as of and for the fiscal year ended December 31, 2020, and the Company’s unaudited balance sheet and statements of operations, members’ equity, and cash flows as of and for the three months ended March 31, 2021 (collectively, the “Financial Statements”), are attached as Exhibit A hereto. The Financial Statements: (a) have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis throughout the period involved; (b) are based on the books and records of the Company; and (c) fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

Section 2.06. Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. The balance sheet of the Company as of the fiscal year ended December 31, 2020, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 2.07. Ownership of Membership Interest.

(a) Each Seller is the sole legal, beneficial, record, and equitable owner of the Membership Interests owned by him (and in the percentages set forth in the Option Agreement), free and clear of all Encumbrances whatsoever other than the Company Agreement.

(b) The Membership Interests were issued in compliance with applicable laws. The Membership Interests were not issued in violation of the Governing Documents of the Company or any other agreement, arrangement, or commitment to which either Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) Other than the Governing Documents of the Company, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any part of the Membership Interest.

Section 2.08. Governing Documents. Attached hereto as Exhibit B and Exhibit C are the Certificate of Formation and the Company Agreement, which documents are in full force and effect and are the only documents in effect with respect to the matters described therein.

Section 2.09. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller or the Company.

Section 2.10. Non-Foreign Status. No Seller is a foreign person as such term is used in Section 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or Treasury Regulation Section 1.1445-2.

Section 2.11. Capital Account. As of the Effective Date, each Seller’s capital account in the Company (as determined under Treasury Regulations Section 1.704-1(b)(2)(iv)) is as follows:

David’s is $	__________________________________.

Allan’s is $	__________________________________.

Section 2.12. Compliance with Laws; Permits.

(a) The Company has complied, and is now complying, with all statutes, laws, ordinances, regulations, rules, codes, treaties, or other requirements of any governmental authority applicable to it or its business, properties, or assets.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from governmental authorities (collectively, “Permits”) that are required for the Company to conduct its business have been obtained and are valid and in full force and effect. Section 2.12(b) of the Disclosure Schedules list all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 2.13. Taxes. (a) all tax returns (including information returns) required to be filed on or before the Effective Date by the Company have been timely filed; (b) all such tax returns are true, complete, and correct in all respects; (c) all taxes due and owing by the Company (whether or not shown on any tax return) have been timely paid; (d) all deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid; and (e) there are no pending or threatened actions by any taxing authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article III are true and correct as of the Closing. For purposes of this Article III, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual knowledge of any member, manager or officer of Buyer, after due inquiry.

Section 3.01. Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Michigan. Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This

Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Sellers, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 3.02. No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Articles of Organization, Operating Agreement, or other governing documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer. Except as disclosed in Section 3.02 of the Disclosure Schedules, no consent, approval, waiver, or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03. Investment Purpose. Buyer is acquiring the Controlling Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Controlling Interest is not registered under the Securities Act of 1933, as amended, or registered under any state securities laws, and that the Controlling Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.05. Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE IV

CLOSING DELIVERABLES

Section 4.01. Seller’s Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a) The assignment and assumption agreement, in the form attached hereto as Exhibit D (the “Assignment and Assumption”), duly executed by Sellers.

(b) The amended and restated operating agreement of the Company (the “A&R Operating Agreement”), duly executed by Sellers and each of their respective spouses.

(c) Copies of all consents, approvals, waivers, and authorizations referred to in Section 2.03 of the Disclosure Schedules.

(d) Copies of the resignation or resignations of each Seller and any representatives of any Seller, effective as of the Effective Date, if any Seller or any of its representatives are serving as a manager, on the management committee, or similar governing body of the Company, or as an officer of the Company.

Section 4.02. Buyer’s Deliverables. At the Closing, Buyer shall deliver the following to Sellers:

(a) The Assignment and Assumption, executed by Buyer.

(b) The A&R Operating Agreement, executed by Buyer.

(c) Copies of all consents, approvals, waivers, and authorizations referred to in Section 3.02 of the Disclosure Schedules.

ARTICLE V

TAX MATTERS

Section 5.01. Allocation of Company Income and Loss. Buyer and Sellers shall request that the Company allocate all items of Company income, gain, loss, deduction, or credit attributable to the Controlling Interest for the taxable year of the Closing based on a closing of the Company’s books as of the Effective Date.

Section 5.02. 754 Election. Buyer and Seller shall request that the Company make an election under Section 754 of the Code.

Section 5.03. Tax Audit Procedures. Buyer and Seller shall request that the Company agree: (a) not to elect into the partnership audit procedures enacted under Section 1101 of the Bipartisan Budget Act of 2015 (the “BBA Procedures”) for any tax year beginning before January 1, 2018; (b) to annually elect out of the BBA Procedures for tax years beginning on or after January 1, 2018 pursuant to Section 6221(b) of the Code; and (c) for any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures and in which it receives a notice of final partnership adjustment, to timely elect the alternative procedure under Section 6226 of the Code.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Survival of Representations and Covenants. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02. Indemnification by Sellers. Subject to the other terms and conditions of this Article VI, Sellers shall, jointly and severally, defend, indemnify, and hold harmless Buyer, its Affiliates, and their respective shareholders, members, directors, managers, officers, and employees from and against:

(a) all claims, judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys’ fees and disbursements (collectively, a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of either Seller contained in this Agreement or any document delivered in connection herewith;

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by either Seller pursuant to this Agreement or any document delivered in connection herewith; or

(c) the amount of any imputed underpayment (as described in Section 6225 of the Code) imposed on the Company and allocable to any Seller or attributable to the Controlling Interest during taxable years, or portions thereof, when Sellers owned the Controlling Interest (the “Seller Ownership Period”), or any other income tax assessment imposed on the Company under any similar provision of state or local law and allocable to the Sellers or attributable to the Controlling Interest during the Seller Ownership Period.

For purposes of this Agreement, “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 6.03. Indemnification by Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify, and hold harmless Sellers from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document delivered in connection herewith; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any document delivered in connection herewith.

Section 6.04. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations hereunder. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 6.05. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within 15 business days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 12% per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 6.06. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.

Section 6.07. Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants, and agreements of Sellers contained herein will not be affected by any investigation conducted by Buyer, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

Section 6.08. Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Expenses. Except as otherwise provided in Section 1.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 7.02. Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.03. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.03):

If to Sellers:	David Pleitner
387 Trestle Drive
Howell, MI 48843
Facsimile: ________________
Email: dpleitner@gmail.com

with a copy to:	Smith & Brooker, P.C.
(which shall not	703 Washington Avenue
constitute notice)	Bay City, Michigan 48708
Facsimile: (989) 893-5113
Email: CTH@smithbrooker.com
Attention: Charles Hewitt

If to Buyer:	Canopy Management, LLC
Address: P.O. Box 266
Eaton Rapids, MI 48827
Facsimile: ________________
Email: obie@grownrogue.com
Attention: J. Obie Strickler, Manager

with a copy to:	Tonkon Torp LLP
(which shall not	888 SW Fifth Avenue, Suite 1600
constitute notice)	Portland, OR 97204
Facsimile: ________________
Email: Jeffrey.woodcox@tonkon.com
Attention: Jeffrey W. Woodcox

Section 7.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06. Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the terms and provisions in the body of this Agreement shall control.

Section 7.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that Buyer may assign this Agreement and its rights and obligations hereunder to any Affiliate of Buyer without the consent of Sellers. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.08. No Third-Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09. Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

Section 7.10. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.11. Governing Law. All matters arising out of or relating to this Agreement and all related documents shall be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction).

Section 7.12. Submission to Jurisdiction. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the courts of the State of Michigan located in Bay County, Michigan, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 7.13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.14. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party: (a) agrees that it shall not oppose the granting of such specific performance or relief; and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 7.15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.16. Waiver of Defense. Each Party agrees that this Agreement’s invalidity for public policy reasons and/or its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Agreement. Each Party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective representatives thereunto duly authorized.

SELLERS:

/s/ David Pleitner
David Pleitner

/s/ Allan Pleitner
Allan Pleitner

BUYER:

CANOPY MANAGEMENT, LLC, a Michigan limited liability company

By:	/s/ Obie Strickler
Name:	Obie Strickler
Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

Schedule 2.02

Qualifications

Michigan

Sch. 2.02-1

Schedule 2.03

Consents

Approval from the Michigan Marijuana Regulatory Agency (“MRA”) of the transfer of the Controlling Interest from Sellers to Buyer.

Sch. 2.03-1

Schedule 2.04

Legal Proceedings

None.

Sch. 2.04-1

Schedule 2.12(b)

Permits

Medical Marihuana Facility Operating License No. P693160 (Facility License Grower License C) issued by the City of Bay City, Michigan, and expiring December 21, 2021 (License # GR-C-000025)

Medical Marihuana Facility Operating License No. P693159 (Facility License Grower License C) issued by the City of Bay City, Michigan, and expiring December 21, 2021 (License # Gr-C-000426)

Medical Marihuana Facility Operating License No. P727372 (Facility License Grower License C) issued by the City of Bay City, Michigan, and expiring August 10, 2021 (License # AU-G-C-000309)

Medical Marihuana Facility Operating License No. P510160 (Facility License Grower License C) issued by the City of Bay City, Michigan, and expiring August 10, 2021 (License # AU-G-C-000226)

Sch. 2.12(b)-1

Schedule 3.02

Consents

Approval from the MRA of the transfer of the Controlling Interest from Sellers to Buyer.

Approval from the MRA of Buyer as a licensee under applicable Michigan law.

Sch. 3.02-1